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                                                                    Exhibit 23.6


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 1999, except Note 1 as to which the date is April 1, 1999, with respect to the financial statements of ComputerJobs.com, Inc. included in the Registration Statement (Form S-1) and related Prospectuses of Internet Capital Group, Inc. for the registration of shares of its common stock and convertible subordinated notes due 2004.

                                                     /s/ Ernst & Young LLP

Atlanta, Georgia
November 17, 1999